Filed Pursuant to Rule 433

Registration Statement No. 333-163671

September 29, 2010

Relating to Prospectus Supplement dated September 20, 2010

THE REPUBLIC OF THE PHILIPPINES ANNOUNCES THE PRELIMINARY RESULTS

OF ITS GLOBAL BOND OFFERING

The Republic of the Philippines (the “Republic”) announced today, that its invitation (the “invitation”) to the holders of its 8.375% Bonds due 2011 (“2011 Bonds”), 9.0% Bonds due 2013 (“2013 Bonds”), 8.25% Bonds due 2014 (“2014 Bonds”), 8.875% Bonds due 2015 (“2015 Bonds”), 8.0% Bonds due January 2016 (“January 2016 Bonds”), 8.75% Bonds due October 2016 (“October 2016 Bonds”) and 9.375% Bonds due 2017 (“2017 Bonds,” and together with the 2011 Bonds, 2013 Bonds, 2014 Bonds, 2015 Bonds, January 2016 Bonds and October 2016 Bonds, the “Group A Bonds”) to submit offers to exchange each series of Group A Bonds for newly issued U.S. dollar-denominated Global Bonds due 2021 (“New 2021 Bonds”) or reopened 6.375% Global Bonds due 2034 (“Reopened 2034 Bonds”), and to the holders of its 9.875% Bonds due January 2019 (“January 2019 Bonds”), 8.375% Bonds due June 2019 (“June 2019 Bonds”), 7.5% Bonds due September 2024 (“September 2024 Bonds”), 9.5% Bonds due October 2024 (“October 2024 Bonds”), 10.625% Bonds due 2025 (“2025 Bonds”), 9.5% Bonds due 2030 (“2030 Bonds”) and 7.75% Bonds due 2031 (“2031 Bonds,” and together with the January 2019 Bonds, June 2019 Bonds, September 2024 Bonds, October 2024 Bonds, 2025 Bonds and 2030 Bond, the “Group B Bonds”) to submit offers to exchange Group B Bonds for Reopened 2034 Bonds (the Group A Bonds and Group B Bonds are collectively referred to as the “old bonds,” and the New 2021 Bonds and the Reopened 2034 Bonds are collectively referred to as the “new global bonds”) expired as scheduled at 5:00 P.M., New York City time, on September 28, 2010.

The Republic expects to issue approximately $2.0 billion in aggregate principal amount of New 2021 Bonds and approximately $0.9 billion in aggregate principal amount of Reopened 2034 Bonds pursuant to the invitation. These amounts are subject to change, and the Republic will determine in its sole discretion whether to accept any series of old bonds for new global bonds. The Republic may decide not to accept offers to exchange one or more series of old bonds but not other series. In addition to the invitation, the Republic is considering issuing up to $200 million in aggregate principal amount of New 2021 Bonds pursuant to an offering of New 2021 Bonds for cash. The Republic intends to announce final results of the invitation soon after pricing, which is expected to occur at 11:00 A.M., New York City time, on September 29, 2010.

***

The Republic has filed a registration statement (including the prospectus) and the prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (file no. 333-163671), the prospectus supplement filed pursuant to such registration statement, and other documents that the Republic has filed with the SEC for more complete information about the Republic and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Republic, the joint dealer managers, or the information and exchange agent will arrange to send you the prospectus supplement and the prospectus if you request them by calling any of Citigroup Global Markets Inc. toll-free (in the U.S.) at (800) 558-3745, The Hongkong and Shanghai Banking Corporation Limited toll-free (in the U.S.) at (888) 472-2456, UBS AG toll-free (in the U.S.) at (888) 719-4210 and the information and exchange agent Bondholder Communications Group, LLC at (UK) +44 (0) 207 382 4580, (US) +1 (212) 809 2663 or toll free (in the U.S.) at +1 (888) 385 2663, or you may download the prospectus supplement and the prospectus at the invitation website www.bondcom.com/rop.

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

Toll free in the U.S.: (800) 558

3745

International/collect: 1(212)

723 6108

Hong Kong: (852) 2501 2552

The Hongkong and Shanghai

Banking Corporation Limited

Level 17, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Toll free in the U.S.: (888) 472 2456

International/collect: 1(212) 525 5552

London: (44) 20 7991 5874

Hong Kong: (852) 2822 4100

UBS AG 52/F Two International Finance Center 8 Finance Street Hong Kong Toll free in the U.S.: (888) 719 4210 International/collect: 1(203) 719 4210 Hong Kong: (852) 2971 7916

2